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                                                             EXHIBIT (a)(5)(iii)




[UPS LOGO]                 UNITED PARCEL SERVICE, INC.
                           OFFER TO PURCHASE FOR CASH
             UP TO 100,893,277 SHARES OF ITS CLASS A-1 COMMON STOCK
                                       AT
                                  $60 PER SHARE

                              --------------------

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
                         TIME, ON FRIDAY, MARCH 3, 2000

                              --------------------

United Parcel Service, Inc., a Delaware corporation, is offering to purchase up to 100,893,277 shares of its class A-1 common stock, par value $0,01 per share, at a price of $60 per share, in cash. Our offer is subject to the terms and conditions set forth in this offer to purchase and in the related letters of transmittal.

We are offering to purchase a total of approximately 27% of the total outstanding shares of class A-1 common stock. You may tender up to 27% of the class A-1 shares you hold in each separate account. You may hold class A-1 shares in one or more of the following four possible account types: a regular account (formerly a First Union Trust Account), a certificate/receipt account (an account that includes at least one former "Brown Share"), an individual retirement account or a UPS Savings Advantage account.


Each letter of transmittal you received in color-coded to the different account types. TAN refers to regular accounts. YELLOW refers to certificate/receipt accounts. PINK refers to individual retirement accounts. BLUE refers to UPS Savings Advantage accounts. In the offer, we will purchase no more than 27% of any shareowner's class A-1 shares in each separate account.

                              --------------------

    THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 5 OF THE OFFER
                          AND CIRCULAR OF FEBRUARY 4,
               2000 UNDER THE HEADING "CONDITIONS OF THE OFFER."

                              --------------------

The class A-1 common stock is not listed on any stock exchange or quoted on any organized over-the-counter market. Our class B stock is listed on the New York Stock Exchange under the symbol "UPS". On February 3, 2000, the last full trading day before we announced the offer, the reported closing prices of our class B common stock on the NYSE was $57 7/16 per share.

                              --------------------

To tender your class A-1 common shares, please complete the letter of transmittal of appropriate color (depending on the type of account in which your shares are held), in accordance with the directives therein contained, and remit the same to First Union, at the latest on 12:00 midnight, New York City time, on Friday, March 3, 2000, as follows:

   UPS NEXT DAY AIR OR HAND DELIVERY                   MAIL

       FIRST UNION NATIONAL BANK             FIRST UNION NATIONAL BANK
         Shareholder Services                   Shareholder Services
              PA 4883                                PA 4883
         1345 Chestnut Street                    P.O. Box 7558
              24(th) floor                  Philadelphia, PA  19101-7558
       Philadelphia, PA  19107

                                    Toll free
                                 (877) 413-2211
                               From Canada, direct
                                 (215) 985-8569